UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 19, 2011

MATTERSIGHT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-27975	36-4304577
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

200 S. Wacker Drive, Suite 820 Chicago, Illinois		60606
(Address of principal executive offices)		(Zip Code)

(877) 235-6925

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☒	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreements.

On December 19, 2011, Mattersight Corporation (the “Company”) entered into a Purchase and Settlement Agreement attached hereto as Exhibit 10.1 (the “Settlement Agreement”) with various affiliates of Technology Crossover Ventures (“TCV”) to settle the previously disclosed arbitration. The arbitration related to TCV’s rights as a holder of the Company’s Series B Preferred Stock, par value $0.01 per share. Under the terms of the Settlement Agreement, the Company repurchased, as of December 20, 2011, all of the 1,872,805 shares of Series B Preferred Stock held by TCV for $8.60 per share plus accrued and unpaid dividends. The Company paid cash equal to $5.10 plus accrued and unpaid dividends per share, and issued promissory notes for $3.50 per share. The total amount of the transaction was $16.4 million, of which $9.9 million was paid in cash and $6.5 million was paid in the form of promissory notes. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes are unsecured and contain customary representations and warranties, conditions, covenants and events of default. A form of the promissory notes is attached hereto as Exhibit 10.2.

The Company intends to commence a tender offer in the first quarter of 2012 to purchase an additional 111,605 shares of Series B Preferred Stock at a cash purchase price of $8.60 per share, plus accrued and unpaid dividends. Effective December 19, 2011, the Company entered into letter agreements in the form attached hereto as Exhibit 10.3 (the “Letter Agreements”) with certain holders of Series B Preferred Stock holding 1,559,091 shares of Series B Preferred Stock. Pursuant to the Letter Agreements, such holders of Series B Preferred Stock have informed the Company that they will not sell their Series B Preferred Stock in the tender offer. The holders of Series B Preferred Stock who executed the Letter Agreements are Sutter Hill Ventures, a significant shareholder of the Company; Kelly D. Conway, a director and the president and chief executive officer of the Company; William B. Noon, vice president and chief financial officer of the Company; Michael Murray, a director of the Company; Christopher J. Danson, vice president of delivery of the Company; and Michael Tokarz, a significant shareholder of the Company.

On December 19, 2011, the Company entered into a Purchase Agreement attached hereto as Exhibit 10.4 (the “Purchase Agreement”) with IGC Fund VI, LP (the “Investor”). Under the terms of the Purchase Agreement, on December 20, 2011, the Investor purchased 1,252,609, shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), at a price of $4.79 per share. The aggregate consideration received from the sale of the Shares was approximately $6.0 million.

On December 19, 2011, the Company entered into a Registration Rights Agreement attached hereto as Exhibit 10.5 (the “Registration Rights Agreement”) with the Investor. Pursuant to the terms of the Registration Rights Agreement, the Company has agreed to file a registration statement on Form S-3 with the Securities and Exchange Commission (the “Registration Statement”) within 90 days following the closing of the sale of Shares to the Investor to enable the resale of the Shares. The Company has further agreed to use its best efforts to cause the Registration Statement to become effective within 180 days after the closing of the sale of Shares to the Investor.

A copy of the press release announcing the transactions is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On December 20, 2011, in connection with the Settlement Agreement, the Company issued promissory notes to TCV III (GP), TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P. and TCV IV Strategic Partners, L.P. in the aggregate amount of approximately $6.5 million in partial consideration for the purchase of the Series B Preferred Stock held by TCV. The promissory notes accrue interest at the rate of 7% per annum and are payable on December 31, 2012. The promissory notes contain customary representations and warranties, conditions, covenants and events of default, including an obligation by the Company to apply 50% of the net proceeds from any issuance of equity to pay down the principal on such promissory notes within 5 business days of such sale. A form of the promissory notes is attached hereto as Exhibit 10.2.

Additional information regarding the promissory notes is included under Item 1.01 of this report and is incorporated herein by reference.

Item 2.04	Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On December 20, 2011, the Company sold the Shares to the Investor for approximately $6.0 million. According to the terms of the promissory notes described in Item 2.03 above, such sale of equity securities by the Company triggered an obligation to apply 50% of the net proceeds to repayment of the amount due under the promissory notes on or before December 28, 2011. The Company will repay $3 million on or prior to December 28, 2011. The remaining aggregate balance on the promissory notes following the repayment will be approximately $3.5 million.

Additional information regarding the promissory notes are included under Item 1.01 and Item 2.03 of this report and is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

On December 20, 2011, the Company sold 1,252,609 shares of its Common Stock at a price of $4.79 per share. The Shares were sold to the Investor pursuant to the Purchase Agreement without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the Rule 506 of the Securities Act and in reliance on similar exemptions under applicable state laws. The Investor is an accredited investor within the meaning of Rule 501(a) of Regulation D and the securities were sold without any general solicitation by the Company or its representatives.

The aggregate purchase price of the Shares was approximately $6.0 million. No commissions were paid in connection with the sale of these securities.

Additional information regarding the Shares, the Investor, and the transaction is included under Item 1.01 of this report and is incorporated herein by reference.

A copy of the press release announcing the transaction is attached hereto as Exhibit 99.1.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective December 20, 2011, following the closing of the sale of Shares by the Company to the Investor, the board increased the number of directors on the Company’s board from 7 to 8 and elected Mr. Philip R. Dur as a new Class II director of the Company to fill the vacancy created as of that date. The Company had agreed in the Purchase Agreement to appoint Mr. Dur to the board following the closing of the sale of Shares by the Company to the Investor. At this time, Mr. Dur does not serve on any committees of the board.

Philip R. Dur, age 38, has been involved in venture capital and private equity since 1995. Mr. Dur joined the technology investment team at Investor Growth Capital, Inc., an affiliate of the Investor, in 2004 as a Senior Associate focusing on software and technology enabled services investment opportunities. He currently serves as a Managing Director for Investor Growth Capital, Inc. Prior to joining Investor Growth Capital, Inc., Mr. Dur spent four and a half years with Morgan Stanley Venture Partners where he was responsible for sourcing and executing investments in later stage software and services companies. He also spent two years with Morgan Stanley Capital Partners focusing on investments in software, data communications, and media businesses. Mr. Dur earned a Bachelor of the Arts from Princeton University and a Masters in Business Administration from the Stanford Graduate School of Business.

Mr. Dur brings to the Company’s board significant experience working with growth-oriented software companies as an investor and over the years has served as a board member or observer to over a dozen software businesses.

Upon commencement of his service as a director, Mr. Dur received options to purchase 50,000 shares of Common Stock of the Company. In addition, as a non-employee member of the board, Mr. Dur will receive $750 for his attendance at each meeting of the board. The Company also reimburses directors for any travel-related expenses incurred in attending meetings of the board.

With respect to Item 404(a) of Regulation S-K, there are no relationships or related transactions between Mr. Dur and the Company that the Company is required to report.

Item 8.01	Other Events.

On December 19, 2011, the Company issued a press release entitled “Mattersight Announces Settlement of Arbitration with TCV and Private Placement of Common Stock; Mattersight Also Reaffirms Its Q4 Guidance.” In addition to the transactions described in this report, the Investor acquired in a separate transaction all of the 1,111,600 shares of Common Stock previously held by TCV. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

This Form 8-K is not an offer to buy or the solicitation of an offer to sell any shares of the Series B Preferred Stock of the Company. The planned tender offer by the Company for its 7 % Series B Convertible Preferred Stock has not been commenced. The solicitation of offers to buy shares of Series B Preferred Stock of the Company will only be made pursuant to a tender offer statement (including an offer to purchase, related letter of transmittal and other offer documents), which will be delivered to all of the remaining holders of the Series B Preferred Stock, at no expense to them. The tender offer statement (including the offer to purchase, the related letter of transmittal and all other offer documents when filed with the Securities and Exchange Commission (the “Commission”)) will be also available for no charge at the Commission’s web site at www.sec.gov. The tender offer statement (including the offer to purchase, the related letters of transmittal and other offer documents) will contain important information that should be read carefully before any decision is made with respect to the proposed tender offer.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

10.1	Purchase and Settlement Agreement dated December 19, 2011, by and among Mattersight Corporation, TCV III (GP), TCV III (Q), L.P., TCV III, L.P., TCV III Strategic Partners, L.P., TCV IV, L.P., and TCV IV Strategic Partners, L.P.

10.2	Form of Promissory Note

10.3	Form of Letter Agreement

10.4	Purchase Agreement dated December 19, 2011 by and between Mattersight Corporation and IGC Fund VI, L.P.

10.5	Registration Rights Agreement dated December 19, 2011 by and between Mattersight Corporation and IGC Fund VI, L.P.

99.1	Press Release issued by the Company on December 19, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATTERSIGHT CORPORATION

Date: December 22, 2011	By:	/s/ WILLIAM B. NOON
	Name:	William B. Noon
	Title:	Vice President and Chief Financial Officer